Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252874

Prospectus Supplement No. 1 to Prospectus

of

Hancock Jaffe Laboratories, Inc.

4,628,262 Shares of Common Stock

This Prospectus Supplement, dated August 6, 2021 (this “Supplement”), supplements the prospectus filed as part of the Post-Effective Amendment No. 1 on Form S-3 to Form S-1 filed by Hancock Jaffe Laboratories, Inc. (the “Company”, “us”, “our” or “we”) with the Securities and Exchange Commission (the “SEC”) on April 30, 2021 (the “Prospectus”), relating to:

● The primary issuance by the Company of up to 2,957,142 shares of common stock issuable upon exercise of the warrants issued by the Company in a registered public offering on registration statements on Form S-1 (File Nos. 333-251528 and 333-252874) that were declared effective by the SEC on February 8, 2021.

● The resale of up to 381,309 shares of common stock issuable upon exercise of the warrants issued by the Company on October 9, 2020 in a private placement of warrants that occurred concurrently with a registered offering of shares of common stock, all of which were registered for resale on the Company’s registration statement on Form S-1, as amended (File No. 333-249942), that was declared effective by the SEC on November 30, 2020.

● The resale of up to 243,125 shares of common stock issued in exchange for 4,205,406 shares of Series C Convertible Preferred Stock issued by the Company on July 21, 2020 in a private placement, all of which were registered for resale on the Company’s registration statement on Form S-1, as amended (File No. 333-249942), that was declared effective by the SEC on November 30, 2020.

● The primary issuance by the Company of up to 575,000 shares of common stock issuable upon exercise of the warrants issued by the Company in a registered public offering on a registration statement on Form S-1 (File No. 333-239658) that was declared effective by the SEC on July 16, 2020.

● The resale of up to 52,000 shares of common stock sold by the Company in a private placement offering that closed on February 25, 2020, all of which were registered for resale on the Company’s registration statement on Form S-1 (File No. 333-239195) that was declared effective by the SEC on June 23, 2020.

● The resale of up to (i) 75,472 shares of common stock issuable upon exercise of the warrants issued by the Company on April 28, 2020 in a private placement of warrants that occurred concurrently with a registered offering of shares of common stock and (ii) 6,038 shares of common stock issuable upon exercise of the warrants issued by the Company to the placement agent as consideration for such offering, all of which were registered for resale on the Company’s registration statement on Form S-1 (File No. 333-239195) that was declared effective by the SEC on June 23, 2020.

● The resale of up to (i)117,217 shares of common stock issuable upon exercise of the warrants issued by the Company on June 3, 2020 in a private placement of warrants that occurred concurrently with a registered offering of shares of common stock and (ii) 9,378 shares of common stock issuable upon exercise of the warrants issued by the Company to the placement agent as consideration for such offering, all of which were registered for resale on the Company’s registration statement on Form S-1 (File No. 333-239195) that was declared effective by the SEC on June 23, 2020.

● The resale of up to (i)12,329 shares of common stock that the Company issued upon the conversion of certain convertible notes and (ii) 11,779 shares of common stock issuable upon exercise of certain warrants to purchase shares of common stock at an exercise price of $105.00 per share originally issued to the holders and the placement agent of the convertible notes, all of which were registered for resale on the Company’s registration statement on Form S-1 (File No. 333-225570) that was originally declared effective by the SEC on June 20, 2018.

● The primary issuance of up to (i) 52,572 shares of common stock issuable upon exercise of the warrants issued by the Company in the Company’s initial public offering and (ii) 2,629 shares of common stock issuable upon exercise of the warrants issued to the underwriters as compensation in the Company’s initial public offering, all of which were registered on the Company’s registration statement on Form S-1 (File No. 333-220372) that was declared effective by the SEC on May 30, 2018.

● The resale of up to (i) 54,793 shares of common stock that the Company issued upon the conversion of certain convertible notes, (ii) 57,728 shares of common stock issuable upon exercise of certain warrants to purchase shares of common stock and (iii) 2,500 shares of common stock held by certain selling stockholders, all of which were registered for resale on the Company’s registration statement on Form S-1 (file No. 333-220372) that was declared effective by the SEC on May 30, 2018.

● The primary issuance of up to (i) 16,429 shares of common stock issuable upon exercise of the warrants issued by the Company in the Company’s initial public offering and (ii) 822 shares of common stock issuable upon exercise of the warrants issued to the underwriters as compensation in the Company’s initial public offering, all of which were registered on the Company’s registration statement on Form S-1MEF (file No. 333-225296) that was filed with the SEC on May 31, 2018.

The purposes of this Supplement is to update the selling stockholder table included in the Prospectus.

You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “HJLI”. On August 4, 2021, the closing sales price of our common stock on the Nasdaq Capital Market was $6.01 per share.

The shares held by selling stockholders and described in the Prospectus may be offered from time to time by any or all of the selling stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such selling stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution” in the Prospectus. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. We will not control or determine the price at which a selling stockholder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

The selling stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares of those selling stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

You should carefully read and consider the risk factors beginning on page 10 of the Prospectus and under Item 1A beginning on page 8 of our Annual Report on Form 10-K for the year ended December 31, 2020 for risks relating to investment in the Company’s securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Supplement. Any representation to the contrary is a criminal offense.

The information set forth under the caption “Selling Stockholders” in the Prospectus is amended and restated in its entirety as set forth below and is provided for the primary purpose of updating the table of selling stockholders contained in the Prospectus.

The date of this Supplement is August 6, 2021

SELLING STOCKHOLDERS

The shares of common stock that have been registered for resale in the Prospectus as supplemented hereby consist of shares that have been issued or are issuable upon exercise of outstanding warrants or upon conversion or exchange of previously outstanding shares of preferred stock or convertible notes that were issued to the selling stockholders in past private placements of the Company. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as set forth in the Prospectus and this Supplement and except for certain ownership of our securities, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the ownership of the shares of common stock (or warrants exercisable into shares of common stock) by the selling stockholders. The second column lists the number of shares of common stock (including shares of common stock issuable upon exercise of outstanding warrants) owned by the selling stockholders prior to the date of this Supplement. The third column lists the shares of common stock (including shares of common stock issuable upon exercise of outstanding warrants) being offered by the Prospectus as amended by this Supplement by the selling stockholders. The fourth and fifth columns list the number and percentage, respectively, of shares of common stock owned by the selling stockholders assuming the sale of all of the shares that may be sold pursuant to the Prospectus, based on their ownership as of the date of this Supplement, based on 8,513,662 shares of common stock outstanding, and assuming the sale of all of the shares offered by the selling stockholders pursuant to the Prospectus as supplemented hereby.

The term “selling stockholder” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the common stock set forth opposite such person’s name. We will file a supplement to the Prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use the Prospectus to resell the securities registered hereby.

Name of Selling Stockholder	Number of Shares Owned Prior to Offering(1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering(2)	Percentage of Shares Owned After Offering(2)
Anson Investments Master Fund LP (3)	123,365	123,365	-	*	%
Empery Asset Master, LTD (4)	65,771	60,768	5,003	*
Empery Tax Efficient III, LP (5)	45,438	41,982	3,456	*
Empery Tax Efficient, LP (6)	22,314	20,617	1,697	*
Intracoastal Capital, LLC (7)	123,365	123,365	-	*
Warberg WF IX LP (8)	6,729	6,729	-	*
Warberg WF VIII LP (9)	16,875	16,875	-	*
Fat Boy Capital, LP (10)	156,250	156,250	-	*
The Special Equities Opportunity Fund, LLC (11)	40,000	40,000	-	*
Iroquois Master Fund Ltd. (12)	15,625	15,625	-	*
Iroquois Capital Investment Group LLC (13)	31,250	31,250	-	*
Anson Investments Master Fund LP (3)	69,114	69,114	-	*
Warberg WF IX LP (8)	34,077	32,677	1,400	*
Warberg WF VIII LP (9)	23,465	21,785	1,681	*
Intracoastal Capital, LLC (14)	69,114	69,114	-	*
Spartan Capital Securities, LLC (15)	5,139	5,139	-	*
Robert L. Malin	2,524	2,524	-	*
Jason Diamond	7,753	7,753	-	*
The Mark Hefley Living Trust (16)	20,000	20,000	-	*
Ken Baker	2,000	2,000	-	*
Emil J. Fanelli Jr.	4,000	4,000	-	*
Matthew D. Lowery	2,000	2,000	-	*
Shores Oil Company (17)	8,000	8,000	-	*
James S. Kiening	2,000	2,000	-	*
Philip Whitfield Faucette II	2,000	2,000	-	*
Grzegorz Wieczerzak	4,000	4,000	-	*
David S. Nagelberg 2003 Revocable Trust	8,000	8,000	-	*

Sergey Gogin	18,634	18,634	-	*
William J. Peck	6,210	6,210	-	*
Catalytic Capital, LLC (18)	3,105	3,105	-	*
NYFF Investors, LLC (19)	4,940	4,940	-	*
Viktoriia Malyshkina	207	207	-	*
Nata Solutions Inc. (20)	2,070	2,070	-	*
Michael Semidubersky (21)	621	621	-	*
Roman Shteynshlyuger	828	828	-	*
Daniel Tulbovich (22)	839	839	-	*
Chen Lu Yi	414	414	-	*
Jose D. Rios (23)	164	164	-	*
Matthew D. Lowery	2,070	2,070	-	*
Wallace Johnson	5,175	5,175	-	*
Brian FitzPatrick	7,245	7,245	-	*
Thomas Hackl	3,105	3,105	-	*
Secured and Collateralized Lending LLC (24)	2,070	2,070	-	*
COVA Capital Partners, LLC (25)	300	300	-	*
Jonathan Gazdak (26)	548	548	-	*
Rocco Guidicipietro (27)	176	176	-	*
Joseph Amato (28)	176	176	-	*
Stephen Walsh (29)	49	49	-	*
Chris Carlin (30)	557	557	-	*
Legend Securities, Inc. (31)	1,649	1,649	-	*
Arthur Coffey (32)	1,507	1,507	-	*
Jody Eisenman (33)	1,192	1,192	-	*
Leone G.I.S. LLC (34)	967	967	-	*
Jesse Krapf (35)	8	8	-	*
Val Rayevsky (36)	8	8	-	*
Mike Nessim (37)	33	33	-	*
Kevin Jones (38)	8	8	-	*
Newbridge Securities Corporation (39)	81	81	-	*
Juan R Rivero	272	272	-	*
Alan Augenstein	363	363	-	*
Frank Ingriselli	1,507	1,507	-	*
Paul E Linthorst	272	272	-	*
Michael P Quackenbush Jr	453	453	-	*
James Somers	906	906	-	*
John Klinge	363	363	-	*
Charles Christensen	544	544	-	*
Ronald J Ciasulli	906	906	-	*
Wendell Young	363	363	-	*
Keith A Belote	272	272	-	*
Kevin MacKenzie	453	453	-	*
Amaresh Tripathy	272	272	-	*
James C Leslie	453	453	-	*
Euclid P Zurbaran & Cristina Elgarresta JTWROS	272	272	-	*
Joseph A McLauchlan	453	453	-	*
Kim E Tobler	363	363	-	*
Frederick M Kelso	453	453	-	*
Joseph C Atkinson	453	453	-	*
Michael Fahey	257	725	-	*
Miles E Everson	1,359	1,359	-	*
Emilio DiMatteo & Jessica DiMatteo JTWROS	453	553	-	*

James Eric Nicely & Karen B Nicely JTWROS	453	453	-	*
Justin C Lefevre	453	453	-	*
Dennis T Whalen & Linda P Whalen JTWROS	906	906	-	*
Todd J Anderson	453	453	-	*
Saurabh Mundhra	272	272	-	*
Michael Snow	453	453	-	*
Michael J Muldoon & Pamela J Muldoon JTWROS	906	906	-	*
Mark A Herndon & Sarah Herndon JTWROS	453	453	-	*
Russell Moore	544	544	-	*
David B Oneill	544	544	-	*
Andrew Nolan	544	544	-	*
Jonathan Gralnick	453	453	-	*
Neil T Brigham	272	272	-	*
Rayford Baines High III	453	453	-	*
Adan Martinez	453	453	-	*
Raymond C Fossett	453	453	-	*
Yogesh Gupta	453	453	-	*
Xavier Aguirre	453	453	-	*
Joseph M Diangelo	453	453	-	*
Kevin A Healy	544	544	-	*
Jeffrey M Kammerer	453	453	-	*
Jeffrey E Kuhlin	363	363	-	*
Dennis D Howarter & Pamela J Howarter JTWROS	906	906	-	*
Keith Jackson	906	906	-	*
Matthew W Cambi	272	272	-	*
Samir Mammadov	453	453	-	*
Dennis Lam	453	453	-	*
Peter D Raymond	453	453	-	*
Bryan J Gersack	272	272	-	*
Donald P Farve	363	363	-	*
James R Aldridge	634	634	-	*
Gregory G Galdi	906	906	-	*
Paul P Frank III & Colleen B Frank JTWROS	453	453	-	*
TTEE Patrick John Gregory Revocable Trust DTD 6-26-90	906	906	-	*
Jorge Morazzani	272	272	-	*
Steven L Krueger	453	453	-	*
Scott Wiehle	453	453	-	*
Rich Shappard	680	680	-	*
Charles P Arnold	453	453	-	*
Kevin J Schwartz	453	453	-	*
John M Brady	453	453	-	*
Kurtis Krentz	544	544	-	*
Paul G Elie	453	453	-	*
John J Hancock	453	453	-	*
Stephen E Lawson	453	453	-	*
Anthony J Berni	272	272	-	*
John E Conway	453	453	-	*
Donald L Hulet	453	453	-	*
Richard J Poccia	725	725	-	*

Donald P Sesterhenn	725	725	-	*
Philip A Garland	634	634	-	*
The Roberts Fund	453	453	-	*
Dennis M Scullin	272	272	-	*
Daniel M Valerio	544	544	-	*
James Douglas Summa	453	453	-	*
Carlo Alberci	453	453	-	*
Edmond Allen Morrison	544	544	-	*
Anthony D Johnston	363	363	-	*
Michael Burwell	906	906	-	*
Peter A Casey	272	272	-	*
Laurence M Pfeffer	453	453	-	*
Ballington Living Trust DTD 8-5-14	453	453	-	*
Stephen V Zawoyski	363	363	-	*
Marios Karayannis	363	363	-	*
Jeffrey J Kiley	453	453	-	*
John W Stadtler	453	453	-	*
Alexandre N Palma	363	363	-	*
Robert J Calabro	363	363	-	*
Alok Mahajan	272	272	-	*
David A Fitz	272	272	-	*
James M Koch	634	634	-	*
Paul Quattrocchi	182	182	-	*
Gary Sterbinsky	272	272	-	*
Donald Cameron	906	906	-	*
Sameer Shirsekar	363	363	-	*
Joseph Michalczyk	544	544	-	*
Mario Dellaera	906	906	-	*
David Petterson	906	906	-	*
Jose M Ramirez Roman	453	453	-	*
Mark W Boyer	906	906	-	*
Joseph Quattrocchi	182	182	-	*
Scott J Gehsmann	453	453	-	*
Stephen E Gray	272	272	-	*
Alan W Page	453	453	-	*
Alexander Capital, L.P. (40)	3,400	3,400	-	*
Greg Calvino	600	600	-	*
Horberg Enterprises LP	600	600	-	*
Thomas Koenig	120	120	-	*

*Less than 1%.

(1)	The “Number of Shares Owned Prior to Offering” is based upon the number of shares of common stock (including shares of common stock issuable upon exercise of outstanding warrants registered hereby) as previously disclosed by each selling stockholder. This column does not include any other securities that a selling stockholder may hold, including any other warrants that such selling stockholder may hold, that are not applicable to this registration statement.

(2)	The “Number of Shares Owned After Offering” assumes the sale of all of the shares offered by the Selling Stockholders pursuant to the Prospectus. The “Percentage of Shares Owned After Offering” are based on 8,513,662 shares of our common stock outstanding and assumes for each Selling Stockholder that all shares registered for such Selling Stockholder in the Prospectus as supplemented hereby are issued to the Selling Stockholders and sold and assuming the exercise of all warrants, held by the applicable Selling Stockholders. This column does not include any other securities that a selling stockholder may hold, including any other warrants that such selling stockholder may hold, that are not applicable to this registration statement.

(3)	Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(4)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(5)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(6)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(7)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

(8)	Daniel Warsh is the Manager of Warberg WF IX LP and has the voting and investment control over the securities held by Warberg WF VII LP.

(9)	Daniel Warsh is the Manager of Warberg WF VIII LP and has the voting and investment control over the securities held by Warberg WF VIII LP.

(10)	David Jenkins has the voting and investment control over the securities held by Fat Boy Capital, LP.

(11)	Jonathan Schechter, Joseph Reda and Andrew Arno share voting and investment control over the securities held by The Special Equities Opportunity Fund, LLC.

(12)	Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Management and Iroquois Master Fund.

(13)	Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Investment Group LLC.

(14)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

(15)	John D. Lowry has the voting and investment control over the securities held by Spartan Capital Securities, LLC.

(16)	Mark Hefley has the voting and investment control over the securities held by The Mark Hefley Living Trust.

(17)	Doug Shore has the voting and investment control over the securities held by Shores Oil Company.

(18)	Catalytic Capital, LLC purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities. Catalytic Capital, LLC is located at 135 Oceana Drive East, Apartment 4E, Brooklyn, New York 11235, Care of Dmitriy Shapiro.

(19)	NYFF Investors, LLC is located at 585 Stewart Avenue, Suite 302, Garden City, New York 11530, Care of Adam B. Kaufman, Esq.

(20)	Nata Solutions, Inc. purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities. Natalia Shapiro is the President of Nata Solutions Inc. Nata Solutions Inc. is located at 170 Coleridge Street, Brooklyn, New York 11235.

(21)	Mr. Semidubersky purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(22)	Mr. Tulbovich purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(23)	Mr. Rios purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(24)	Sean FitzPatrick is the sole member of Secured and Collateralized Lending LLC. Secured and Collateralized Lending LLC is located at 100 Golf House Road, Haverford, Pennsylvania 19041.

(25)	COVA Capital Partners, LLC is a broker-dealer and is also an affiliate of a broker-dealer. COVA Capital Partners, LLC purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities. Edward T. Gibstein is the Chief Executive Officer of COVA Capital Partners, LLC and has voting and dispositive power over the securities held by it. COVA Capital Partners, LLC is located at 6851 Jericho Turnpike Suite 120A, Syosset, New York 11791.

(26)	Jonathan Gazdak is the Managing Director of Alexander Capital, L.P. which acted as a placement agent for our note financing. Jonathan Gazdak is an affiliate of a broker-dealer. He purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(27)	Rocco Guidicipietro is affiliated with Alexander Capital, L.P. which acted as a placement agent for our note financing. Rocco Guidicipietro is an affiliate of a broker-dealer. He purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(28)	Joseph Amato is affiliated with Alexander Capital, L.P. which acted as a placement agent for our note financing. Joseph Amato is an affiliate of a broker-dealer. He purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(29)	Stephen Walsh is affiliated with Alexander Capital, L.P. which acted as a placement agent for our note financing. Stephen Walsh is an affiliate of a broker-dealer. He purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(30)	Chris Carlin is affiliated with Alexander Capital, L.P. which acted as a placement agent for our note financing. Chris Carlin is an affiliate of a broker-dealer. He purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(31)	Legend Securities, Inc. acted as a placement agent for our Series A preferred stock financing. Legend Securities, Inc. is a broker-dealer. Legend Securities, Inc. is located at 45 Broadway 32nd Floor, New York, NY 10006.

(32)	Mr. Coffey acted as a placement agent for our Series A preferred stock financing. Mr. Coffey is an affiliate of a broker-dealer.

(33)	Mr. Eisenman is affiliated with Newbridge Securities Corporation which was a placement agent for our Series A and Series B preferred stock financings. Mr. Eisenman is an affiliate of a broker-dealer. He purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.

(34)	Leone G.I.S. LLC acted as a referral company for our Series A preferred stock and B preferred stock financings. Leone G.I.S. LLC is a broker-dealer. Eugene Bilotti controls Leone G.I.S. LLC which is located at 34 Marina Dr. Bayonne, NJ 07002.

(35)	Jesse Krapf is affiliated with Newbridge Securities Corporation which acted as a placement agent for our Series B preferred stock financing. Jesse Krapf is an affiliate of a broker-dealer.

(36)	Val Rayevsky is affiliated with Newbridge Securities Corporation which acted as a placement agent for our Series B preferred stock financing. Val Rayevsky is an affiliate of a broker-dealer.

(37)	Mike Nessim is affiliated with Newbridge Securities Corporation which acted as a placement agent for our Series B preferred stock financing. Mike Nessim is an affiliate of a broker-dealer.

(38)	Kevin Jones is affiliated with Newbridge Securities Corporation which acted as a placement agent for our Series B preferred stock financing. Kevin Jones is an affiliate of a broker-dealer.

(39)	Newbridge Securities Corporation acted as a placement agent for our Series B preferred stock financing. Bruce Jordan is the Managing Director of Newbridge Securities Corporation and has voting and dispositive power over the securities held by it. Newbridge Securities Corporation is a broker-dealer. Newbridge Securities Corporation is located at 5200 Town Center Circle Tower 1, Suite 306, Boca Raton, FL 33486.

(40)	Includes 59,130 shares of common stock issuable upon exercise of warrants. Alexander Capital, L.P. was the placement agent for the issuance of notes in 2018. Jonathan Gazdak is the Managing Director of Alexander Capital, L.P. which is a broker-dealer. It purchased the securities in the ordinary course of business, and at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any purchase to distribute the securities.